UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 26, 2016

GREAT SOUTHERN BANCORP, INC.
(Exact name of Registrant as specified in its Charter)

Maryland	0-18082	43-1524856
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

1451 East Battlefield, Springfield, Missouri	65804
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:    (417) 887-4400

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

Great Southern Bancorp, Inc., (the “Company”), through the Company’s wholly owned subsidiary, Great Southern Bank (the “Bank”), acquired substantially all of the assets and assumed substantially all of the deposits and certain other liabilities of three financial institutions in Federal Deposit Insurance Corporation (“FDIC”)-assisted transactions in 2009 (TeamBank, N.A. and Vantus Bank) and 2011 (Sun Security Bank). In conjunction with each of these transactions, the Bank entered into a loss sharing agreement with the FDIC such that the Bank and the FDIC would share in the losses on assets covered under such agreements (“covered assets”). As previously disclosed in a press release issued by the Company on April 20, 2016 reporting the Company’s preliminary earnings for the quarter ended March 31, 2016, the Bank reached an agreement in principle with the FDIC regarding the early termination of these loss sharing agreements, pending the execution of a formal termination agreement, and an impairment of the indemnification assets and other related receivables was recorded in that quarter in the amount of $584,000..

On April 26, 2016, the Bank entered into an agreement with the FDIC to terminate these loss sharing agreements.  Pursuant to the termination agreement, the FDIC paid $4.4 million to the Bank as net consideration for the early termination of the loss sharing agreements.  All rights and obligations of the Bank and the FDIC under the terminated loss sharing agreements, including the settlement of all existing loss sharing and expense reimbursement claims, have been resolved and terminated.

As a result of entering into the termination agreement, assets that were covered by the terminated loss sharing arrangements, including covered loans in the amount of $61.5 million and covered other real estate owned in the amount of $468,000 as of March 31, 2016, have been reclassified as non-covered assets effective April 26, 2016.

Purchased credit impaired loans that were previously covered by the terminated loss sharing agreements will continue to be accounted for as purchased credit impaired loans. The termination agreement will eliminate from the Company’s books the FDIC indemnification assets and other related receivables for the terminated loss sharing agreements, which totaled $4.4 million as of March 31, 2016. As a result, the approximately $1.9 million of the $4.4 million total indemnification assets and receivables as of March 31, 2016, which had been scheduled to be amortized against future earnings, will no longer negatively impact the income statement.  The Bank will continue to maintain its loss sharing agreement with the FDIC in conjunction with its FDIC-assisted acquisition of Inter Savings Bank in 2012.

The termination of the loss sharing agreements for the 2009 and 2011 FDIC-assisted transactions will have no impact on the yields for the loans that were previously covered under these agreements. All future recoveries, gains, losses and expenses related to these previously covered assets will now be recognized entirely by the Bank since the FDIC will no longer be sharing in such gains or losses. Accordingly, the Company’s future earnings will be positively impacted to the extent the Company recognizes gains on any sales or recoveries in excess of the carrying value of such assets. Similarly, the Company’s future earnings will be negatively impacted to the extent the Company recognizes expenses, losses or charge-offs related to such assets.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

GREAT SOUTHERN BANCORP, INC.

Date:	April 29, 2016	By:	/s/ Joseph W. Turner
Joseph W. Turner, President
and Chief Executive Officer

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